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                                                             EXHIBIT (A)(1)(XII)
                               SUPPLEMENT TO THE
                           OFFER TO PURCHASE FOR CASH
                                       BY

                             POLYMEDICA CORPORATION
                                       OF
                   UP TO 4,316,546 SHARES OF ITS COMMON STOCK

                (INCLUDING THE ASSOCIATED STOCK PURCHASE RIGHTS)

   AT A PURCHASE PRICE NOT GREATER THAN $37.50 NOR LESS THAN $34.75 PER SHARE

         THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE
              BEEN EXTENDED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON JULY 8, 2005, UNLESS THE TENDER OFFER
                              IS FURTHER EXTENDED.

                                                                   June 24, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     On May 26, 2005, PolyMedica Corporation, a Massachusetts corporation (the "Company"), distributed an Offer to Purchase (as defined below) and a related Letter of Transmittal in connection with its offer to purchase for cash up to 4,878,048 shares of its common stock, $0.01 par value per share, including the associated stock purchase rights issued under the Rights Agreement, between PolyMedica and Equiserve Trust Company, dated September 13, 2002 (the "Shares"), at a price, net to the seller in cash, without interest, specified by its shareholders of not greater than $34.50 nor less than $30.75 per share, net to the seller, in cash, without interest, upon the terms and subject to the conditions of the Original Offer to Purchase (as defined below). The tender offer was scheduled to expire at 12:00 midnight, New York City time, on June 23, 2005.

     THE COMPANY HAS EXTENDED THE EXPIRATION DATE OF THE TENDER OFFER TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 8, 2005 (THE "EXPIRATION DATE"). THE COMPANY HAS ALSO INCREASED THE PRICE PER SHARE AT WHICH SHAREHOLDERS MAY TENDER THEIR SHARES TO A PRICE NOT GREATER THAN $37.50 NOR LESS THAN $34.75 PER SHARE, WITHOUT INTEREST AND, AS A RESULT, HAS DECREASED THE NUMBER OF ITS SHARES SUBJECT TO THE TENDER OFFER TO 4,316,546.

     The tender offer was originally made upon the terms and subject to the conditions described in the Offer to Purchase dated May 26, 2005 (as amended prior to the date of the Supplement (as defined below), the "Original Offer to Purchase", together with the Supplement to the Offer to Purchase dated June 24, 2005 (the "Supplement"), the "Offer to Purchase") and related Letter of Transmittal (the "Original Letter of Transmittal") previously distributed to shareholders. The Original Offer to Purchase and Original Letter of Transmittal have subsequently been amended and supplemented by the enclosed Supplement and related amended Letter of Transmittal (the "Amended Letter of Transmittal"). The Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended and supplemented from time to time, together constitute the "Offer." Capitalized terms used herein, and not otherwise defined, shall have the meanings assigned to them in the Offer to Purchase. The description of the Offer in this letter is only a summary, and is qualified by all of the terms and conditions of the Offer set forth in the Original Offer to Purchase, the Supplement and the Amended Letter of Transmittal.

     SHAREHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND CHECKED THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" ON THE INSTRUCTION FORM AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO COMPLETE THE ATTACHED INSTRUCTION FORM.
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     ALL OTHER PREVIOUS TENDERS OF SHARES BY SHAREHOLDERS FROM NOMINEE ACCOUNTS
ARE INVALID. FOR THOSE SHAREHOLDERS, IN ORDER TO PROPERLY TENDER THEIR SHARES THEY MUST PROVIDE YOU WITH NEW INSTRUCTIONS BY COMPLETING THE ENCLOSED GREEN INSTRUCTION FORM AND DELIVERING IT TO YOU AS SET FORTH HEREIN BEFORE THE EXPIRATION DATE OF THE OFFER. IF SUCH SHAREHOLDERS DO NOT COMPLETE THE ENCLOSED GREEN INSTRUCTION FORM AND DELIVER IT TO YOU FOR RECEIPT IN AMPLE TIME TO PERMIT YOU TO SUBMIT THE TENDERED SHARES ON THEIR BEHALF BEFORE THE EXPIRATION OF THE OFFER, SUCH SHAREHOLDER WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OFFER.

     PolyMedica will determine a single per Share price, not greater than $37.50 nor less than $34.75 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. PolyMedica will select the lowest purchase price that will allow it to purchase Shares with an aggregate purchase price of $150 million (or, if there are not sufficient Shares that are properly tendered and not properly withdrawn that would yield an aggregate purchase price of $150 million, then all Shares tendered will be purchased at the highest price specified by the tendering shareholders). PolyMedica will purchase all Shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal, including the provisions relating to "odd lot" tenders, proration and conditional tender described in the Offer to Purchase.

     Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders will be returned, at PolyMedica's expense, to the shareholders who tendered such Shares promptly after the Expiration Date (as defined in the Offer to Purchase). As described in the Offer to Purchase, in addition to the 4,316,546 Shares subject to the Offer, PolyMedica may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer, subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

     Enclosed with this letter are copies of the following documents:

     1. Supplement to the Offer to Purchase dated June 24, 2005;

     2. Amended Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, and a green instruction form for obtaining such client's instructions with regard to the Offer;

     4. Amended Notice of Guaranteed Delivery with respect to Shares; and

     5. Letter to Shareholders from the President and Chief Executive Officer of PolyMedica.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 8, 2005, UNLESS THE OFFER IS FURTHER EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) an Amended Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the Amended Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the depositary. Under no circumstances will interest be paid on the purchase price of the Shares regardless of any further extension of, or amendment to, the offer or any delay in paying for such Shares.

     PolyMedica will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the

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solicitation of tenders of Shares pursuant to the Offer. However, PolyMedica will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. PolyMedica will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to instruction 7 of the Amended Letter of Transmittal.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         Morgan Stanley & Co.
                                         Incorporated

     NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF POLYMEDICA, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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